Exhibit 99.1
NEWS ANNOUNCEMENT                                                                                                            FOR IMMEDIATE RELEASE

f

NEXSTAR BROADCASTING GROUP TO ACQUIRE SEVEN TELEVISION STATIONS IN FOUR MARKETS FOR $87.5 MILLION IN ACCRETIVE TRANSACTION

IRVING, Texas, November 6, 2013 – Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) (“Nexstar”) announced today that it entered into a definitive agreement to acquire the stock of Grant Company, Inc. (“Grant”), the owner of seven television stations in four markets for $87.5 million in a transaction that is expected to be immediately accretive upon closing.  Simultaneous with the Grant agreement, Nexstar entered into a purchase agreement with Mission Broadcasting, Inc. (“Mission”) pursuant to which Mission will purchase one of the Grant stations from Nexstar and, upon consummation of the transaction, enter into local service agreements with Nexstar.  The acquisition will be funded through internal sources, borrowings under the existing credit facilities and future credit market transactions.

Grant Company, Inc. Television Stations
	Market	Market Rank	Station	Affiliation
1	Roanoke, VA	66	WFXR	FOX/CW
2	Roanoke, VA	66	WWCW	CW/FOX
3	Huntsville, AL	79	WZDX	FOX
4	Quad Cities, IA	100	KGCW	CW
5	Quad Cities, IA	100	KLJB*	FOX
6	LaCrosse, WI	128	WLAX	FOX
7	LaCrosse, WI	128	WEUX	FOX

* to be acquired by Mission

The planned station acquisitions will further expand Nexstar’s local television broadcasting and digital media platforms with stations that are complementary to Nexstar’s operating base and present significant financial and operating synergies. Upon closing this and other previously announced transactions, and reflecting the dissolution of Nexstar’s JOA in Rochester NY at year end, Nexstar’s portfolio of stations that it owns, operates, programs or to which it provides sales and other services will increase to 102 stations in 54 markets reaching approximately 15.5% of all U.S. television households.

In the first twelve months following the closing of the transaction, the acquired stations are expected to generate between $18 million and $19 million in additional EBITDA and are expected to provide free cash flow accretion in the first year of approximately 5%, or $0.25 per share, over the levels expected to be generated by Nexstar’s existing operations and other previously announced acquisitions (definitions and disclosures regarding non-GAAP financial information are included later in this announcement). The purchase price for the seven stations represents a low 5 times multiple of the expected average 2013/2014 broadcast cash flow of the acquired stations after giving effect to anticipated operating improvements and synergies identified by Nexstar.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “The agreement to acquire seven stations from Grant extends our momentum in building the scale of our broadcast operating base through accretive acquisitions.  This transaction is consistent with our criteria for acquisitions that are accretive to free cash flow, further strategically diversify our revenue and operating base, create additional duopolies or virtual duopolies and present significant synergies with well-defined paths to realization.  Upon completing all announced transactions, we will own or provide services to multiple stations in 36 of the 54 markets where we will operate.

“We are acquiring these stations at an attractive pro-forma multiple of broadcast cash flow.  Based on our current financing plans as well as the significant free cash flow to be generated following our other recent acquisitions, we continue to expect Nexstar’s net leverage to be in the mid-3x level at the end of 2014.  Most significantly, pro-forma for the completion of the transactions announced today and other soon-to-be completed transactions, we believe Nexstar will generate free cash flow of approximately $345 million over the 2014/2015 cycle, representing an increase of approximately 5% over our prior expectations. This would amount to average pro-forma free cash flow of approximately $5.75 per share per year in the 2014/2015 period.”

Mr. Sook concluded, “Since Nexstar’s initial public offering ten years ago, we have built the company through a disciplined approach to acquisitions and have consistently enhanced the operating results of acquired stations as reflected by our long-term record of free cash flow growth on a two year cycle.  We believe the acquisition of these stations and the expanded scale they bring to our operations combined with our record of building new local direct client relationships, success in expanding local programming and consistent growth in digital media and political revenues, position Nexstar to continue building long-term shareholder value.  In the current environment we have additional capacity to optimize our portfolio through both accretive acquisitions and select divestitures.”

The transaction is subject to Federal Communications Commission approval and other customary closing conditions, and is expected to be completed in the first quarter of 2014.  The transaction was brokered by Kalil and Co., Inc.

Definitions and Disclosures Regarding non-GAAP Financial Information
Broadcast cash flow is calculated as income from operations, plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter) and loss (gain) on asset disposal, net, minus broadcast rights payments.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss (gain) on asset disposal, net, and non-cash stock option expense, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Broadcast cash flow and free cash flow results are non-GAAP financial measures.  Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs.  Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 72 television stations and 13 related digital multicast signals reaching 41 markets or approximately 12.1% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and two independent stations. Nexstar’s 43 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of all announced transactions Nexstar will own, operate, program or provides sales and other services to 102 television stations and related digital multicast signals reaching 54 markets or approximately 15.5% of all U.S. television households.

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter                                                                           Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer                                                                           JCIR
Nexstar Broadcasting Group, Inc.                                                                                     212/835-8500 or nxst@jcir.com
972/373-8800
# # #